Exhibit (d)(5)

EXECUTION VERSION

CONFIDENTIAL

3-WAY NON-DISCLOSURE AGREEMENT

This 3-WAY NON-DISCLOSURE AGREEMENT is made and entered into as of this 15th day of November, 2018 (the “Effective Date”), among TESARO, Inc. (“TESARO”), located at 1000 Winter Street, Waltham, MA 02451, GlaxoSmithKline LLC, located at 1250 South Collegeville Road, Collegeville, PA 19426 (“GSK”), and Ajinomoto Althea, Inc.DBA Ajinomoto Bio-Pharma Services(“ABPS”), located at 11040 Roselle Street, San Diego, CA 92121 (“APBS”). TESARO, GSK and Althea may be referred to, collectively, in this Agreement as the “Parties”, and, individually, as a “Party”.

1.

Purpose. TESARO and GSK are in discussions concerning a potential co-development collaboration for one or more of TESARO’s biologic product candidates, for which Althea performs sterile cGMP fill/finish services, and in connection therewith, GSK has requested to engage in background due diligence with Althea in regard to such sterile cGMP fill/finish services (the “Stated Purpose”). In connection with such due diligence discussions, the Disclosing Party, may disclose or make available to the Receiving Party certain information which the Disclosing Party desires the Receiving Party treat as confidential.

2.

Definition. “Confidential Information” means all information and materials of a confidential, secret or proprietary nature disclosed by or on behalf of one Party (a “Disclosing Party”) to another Party (a “Receiving Party”), either directly or indirectly, in writing, orally or by inspection of tangible objects, including, without limitation, information and materials regarding technology, products, product candidates, research and development activities, results, compound designs or structures, manufacturing or other processes or methods, know-how, inventions or other intellectual property, the existence or content of licenses, the existence, status or content of licensing or collaboration negotiations, other agreements with third parties, information regarding facilities and financial and other business information, in each case whether or not identified or marked as “confidential” and including all documents, presentations, information, reports, materials, evaluations and copies to the extent incorporating or generated from any of the foregoing. Disclosing Party’s Confidential Information may also include information obtained by Disclosing Party from its collaborators, customers, suppliers, vendors and other third parties who have entrusted their confidential information to Disclosing Party.

Confidential Information shall not, however, include any information which the Receiving Party can establish by written record: (i) was publicly known and available in the public domain prior to the time of disclosure by Disclosing Party to Receiving Party; (ii) becomes publicly known and available after disclosure by Disclosing Party to Receiving Party through no action or inaction of Receiving Party or any of Receiving Party’s agents or employees; (iii) was already in possession of Receiving Party, as evidenced by Receiving Party’s contemporaneous records, immediately prior to the time of disclosure to Receiving Party by Disclosing Party; (iv) is obtained by Receiving Party from a third party who has a right to disclose such information free of any obligation of confidentiality and who did not derive the information from Disclosing Party; and (v) is independently developed by Receiving Party without use of, or reference to, information provided by Disclosing Party as evidenced by Receiving Party’s contemporaneous records and other than under an agreement with the Disclosing Party.

3.

Non-Use and Non-Disclosure of Confidential Information. Receiving Party agrees not to use any Confidential Information of Disclosing Party for any purpose other than the Stated Purpose or as otherwise approved in writing by Disclosing Party. Receiving Party agrees not to disclose any Confidential Information of Disclosing Party to any third party or to Receiving Party’s employees, except to those officers, employees, affiliates, agents or consultants (“Representatives”) of Receiving Party who have a specific need to know such information in

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order to advise Receiving Party for the Stated Purpose and who are bound by written obligations of confidentiality and restrictions on use that cover such Confidential Information and are at least as stringent as those set forth in this Agreement.

4.

Disclosure Required by Law. Notwithstanding anything in this Agreement to the contrary, Receiving Party may disclose Confidential Information of Disclosing Party to the extent required by applicable law, including pursuant to a subpoena or other court or administrative order, provided that Receiving Party gives Disclosing Party prompt written notice of such requirement prior to such disclosure and cooperates with Disclosing Party’s efforts to limit the scope of the information to be provided or to obtain an order protecting the information from public disclosure.

5.

Maintenance of Confidentiality. Receiving Party agrees that it shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the Disclosing Party but such measures shall be no less than a reasonable degree of care. Without the prior written consent of Disclosing Party, Receiving Party shall not disclose to any person, other that its Represenatives, (i) that any investigations, discussions or negotiations are taking place concering the Stated Purpose, (ii) that Receiving Party or its Representatives have requested or received any Confidential Information, or (iii) any of the terms, conditions or other facts with respect to the Stated Purpose or such investigations, discussons or negotiations, including the status thereof.

6.

No Obligation. Disclosing Party may at any time cease to make further disclosure of its Confidential Information, and Receiving Party may refuse to accept further disclosure of Disclosing Party’s Confidential Information. Nothing in this Agreement shall obligate either Party to proceed with any transaction between them, and each Party reserves the right, in such Party’s sole discretion, to terminate the discussions contemplated by this Agreement concerning the Stated Purpose.

7.

No Warranty. ALL CONFIDENTIAL INFORMATION IS PROVIDED “AS IS”. NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, TO THE OTHER PARTY REGARDING THE ACCURACY, COMPLETENESS OR PERFORMANCE OF CONFIDENTIAL INFORMATION DISCLOSED UNDER THIS AGREEMENT EXCEPT THAT IT HAS THE RIGHT TO DISCLOSE SUCH CONFIDENTIAL INFORMATION.

8.

Return of Materials. All documents and other tangible objects containing or representing Confidential Information which have been disclosed or provided to Receiving Party by or on behalf of Disclosing Party, and all copies of such Confidential Information, which are in the possession of Receiving Party, shall be and remain the property of Disclosing Party and shall be promptly returned to Disclosing Party or destroyed, as requested and directed in writing by Disclosing Party, and any memoranda, notes, reports and the like generated by Receiving Party with respect to such Confidential Information shall be destroyed upon Disclosing Party’s written request with confirmation of such destruction provided to Disclosing Party; provided that (i) Receiving Party may retain one copy of such Confidential Information solely for purposes of ensuring compliance with this Agreement and (ii) Receiving Party shall not be obligated to return or destroy automatically created electronic copies stored on system back-up tapes.

9.

No Licenses. Nothing in this Agreement is intended to grant any rights or license to Receiving Party under any patent, copyright, trade secret or other intellectual property rights of Disclosing Party, nor shall this Agreement or the disclosure of Confidential Information be deemed to grant to Receiving Party any rights or licenses in or to the Confidential Information of Disclosing Party except as expressly set forth in this Agreement.

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10.

Independent Activities. Disclosing Party understands and acknowledges that prior to the Effective Date, Receiving Party may have in the past, or is currently, either internally or with a third party, engaged in research, development and commercialization activities relating to the subject matter of Disclosing Party’s Confidential Information. Accordingly, Disclosing Party acknowledges and agrees that nothing in this Agreement will be construed by implication or otherwise as preventing Receiving Party, during the term of this Agreement or thereafter, from (i) either internally or with a third party, engaging in research, development and commercialization activities relating to the subject matter of Disclosing Party’s Confidential Information, and (ii) evaluating such programs, compounds and capabilities of third parties relating to the subject matter of Disclosing Party’s Confidential Information, provided, that in each case of (i) and (ii), Receiving Party does not reference and does not use Disclosing Party’s Confidential Information disclosed under this Agreement in connection therewith.

11.

Term. This Agreement shall continue until the second anniversary of the Effective Date. Any Party may terminate this Agreement by providing written notice to the other Parties; provided, however, that the obligations of Receiving Party under this Agreement with regard to non-disclosure and restrictions on use of Confidential Information disclosed prior to such early termination shall not be altered by any such early termination and shall continue in effect for a period ending five (5) years after such expiration or termination.

12.

Miscellaneous. This Agreement shall bind and inure to the benefit of the Parties hereto and their successors and permitted assignees. This Agreement may not be assigned by either Party without the prior written consent of the other Party, except that a Party may assign this Agreement in connection with the sale of all, or substantially all, of the assets to which this Agreement relates. This Agreement shall be governed by the laws of the State of Delaware, without reference to conflict of laws principles. Each Party agrees that it shall bring any action or proceeding in respect to any claim arising out of or related to this Agreement exclusively in the courts of the State of Delaware and the Federal Courts of the United States of America located in the State of Delaware and irrevocably submits to the exclusive jurisdiction of such courts. This document contains the entire agreement among the Parties with respect to the subject matter hereof (it being agreed and acknowledged by the Parties that each of the existing Non-Disclosure Agreements between TESARO and GSK (on the one hand), and TESARO and ABPS (on the other hand) shall remain in full force and effect without alteration by this Agreement). Any failure to enforce any provision of this Agreement shall not constitute a waiver of such provision or of any other provision. Disclosing Party shall have, in addition to any remedies available at law, the right to seek equitable relief to enforce this Agreement without the need for a bond or to prove harm. This Agreement may not be amended, nor any obligation waived, except by a written document signed by each of the Parties.

[Signatures on next page]

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CONFIDENTIAL

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year written above.

TESARO, INC.		GLAXOSMITHKLINE LLC

By:	/s/ William Aitchison	By:	/s/ Walter CP Plunkett
Name:	William Aitchison	Name:	Walter CP Plunkett
Title:	SVP, Tech BPS	Title:	Director Scientific Licensing

AJINOMOTO ALTHEA, INC. DBA
Ajinomoto Bio-Pharma Services

By:	Digitally signed by Craig W. Logan Date: 2018.11.15 10:54:22-08’00’
Name:	Craig W. Logan
Title:	VP Finance & CFO

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